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Bracken to become Chairman of HCA’s Board of Directors Effective Dec. 15
Board Appoints R. Milton Johnson as Director
Nashville, Tenn., November 2, 2009 - HCA has announced that Richard M. Bracken will become chairman of HCA’s board of directors, effective December 15, 2009.
Bracken will replace Jack O. Bovender, Jr., 64, who will retire from the company, effective that same date. In addition, R. Milton Johnson, HCA’s chief financial officer and executive vice president, was elected to the board of directors, also effective December 15, 2009.
“Richard has been an invaluable asset to HCA, and his years in both hospital management and executive leadership with the company provide him with a keen understanding of strategic operations and an appreciation for its culture,” said Bovender. “I could not envision a better successor or a more qualified guardian of our company’s legacy.”
Bracken, 57, has served as president and chief executive officer of HCA since January 1, 2009, and has served as a director of the company since 2002. He was president and chief operating officer from January 2002 to January 2009. A veteran of more than 30 years in the hospital industry, Bracken has been a member of HCA’s executive leadership for most of his career, and has held positions at the facility, division, and group levels within the organization.
Johnson, 52, has served 27 years with the company, holding positions as head of HCA’s Tax Department and as Controller, before being named CFO and executive vice president in July of 2004.
“Milton is an outstanding addition to our board,” said Bracken. “His extensive understanding of the company’s financial operations and history of leadership within HCA make him particularly qualified to serve as a director.”
HCA and its affiliates operate 163 hospitals and 105 ambulatory surgery centers in 20 states and England.
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All references to “Company” and “HCA” as used throughout this document refer to HCA Inc. and its affiliates.